Exhibit 99.1

REALTY INCOME PROVIDES BUSINESS UPDATE AND
ANNOUNCES SECOND QUARTER 2020 EARNINGS RELEASE DATE

SAN DIEGO, CALIFORNIA, July 2, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today provided a business update regarding its contractual rent collection and financial position.

	For the Month Ended April 30, 2020	For the Month Ended May 31, 2020	For the Month Ended June 30, 2020	For the Quarter Ended June 30, 2020
Through July 1, 2020:

Contractual rent collected(1) across total portfolio	86.9%	83.5%	85.7%	85.4%
Contractual rent collected(1) from top 20 tenants(2)	83.0%	82.1%	82.5%	82.5%
Contractual rent collected(1) from investment grade tenants(3)	100.0%	98.4%	98.9%	99.1%
(1) Contractual rent is the aggregate cash amount charged to tenants inclusive of monthly base rent receivables. U.K. rent (which is payable in pounds Sterling) was converted at the exchange rate in effect on May 1, 2020 for rents collected for the month of April 2020, on June 1, 2020 for rents collected for the month of May 2020, and on July 1, 2020 for rents collected for the month of June 2020.
(2) We define top 20 tenants as our 20 largest tenants based on percentage of total portfolio annualized rental revenue as of the last day of such period.
(3) We define investment grade tenants as tenants with a credit rating, and tenants that are subsidiaries or affiliates of companies with a credit rating, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

The company has either executed deferral agreements or maintains ongoing deferral discussions with tenants that account for a majority of the unpaid contractual rent for each of the months of April, May and June 2020. Additional detail on rent collections, including information regarding industry-specific collection, can be found in Realty Income’s institutional investor presentation available at www.realtyincome.com/investors/investor-presentation.

Current financial position. As of July 1, 2020, the company had borrowings outstanding under its revolving credit facility of approximately $628.6 million (utilizing the applicable exchange rate on June 30, 2020), including £329.5 million Sterling-denominated borrowings. As of July 1, 2020, the weighted average interest rate on borrowings under the revolving credit facility was approximately 0.92%. Total liquidity available to the company as of July 1, 2020 was approximately $2.7 billion, consisting of $2.4 billion of remaining borrowing capacity available on the revolving credit facility (excluding the $1.0 billion expansion feature, which is subject to obtaining lender commitments), approximately $74.0 million of cash on hand, and a $300.0 million term deposit which matures on July 24, 2020 and earns interest at a rate of 1.3% per annum.

The foregoing information does not purport to reflect our results of operations or financial condition for the quarter ended June 30, 2020. The company will release its operating results for the quarter ended June 30, 2020 after the market closes on August 3, 2020. The company will host its conference call on August 4, 2020 at 11:30 a.m. PT to discuss the operating results.

To access the conference call, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 4181696.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 4181696. The telephone replay will be available through August 18, 2020.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 600 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 107 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets and Finance
(858) 284-5177